UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

The following communications were released April 2, 2012, by American Water Works Company, Inc.:

1.	Email transmitted to certain stockholders;

2.	Webpage relating to Stockholder Forum; and

3.	Message from Jeffry E. Sterba, President and Chief Executive Officer, linked from Stockholder Forum webpage.

THIS NOTIFICATION is regarding your shares of AMERICAN WATER WORKS COMPANY, INC.

American Water has filed proxy materials relating to its 2012 Annual Meeting of Stockholders with the Securities and Exchange Commission.

You will have the option of participating in the 2012 Annual Meeting through an online Virtual Stockholder Meeting (VSM) feature, that will provide access to the meeting. In connection with the 2012 annual meeting, We or brokers holding our shares for customer accounts are sending materials that provide information as to how you can access the proxy materials on the Internet, or request paper or electronic copies of the proxy materials. The materials you receive also will include a Control Number unique to you.

You also may view our notice of annual meeting, proxy statement and other filings on the SEC’s website, www.sec.gov.

In conjunction with the annual meeting, American Water is hosting a related Investor Forum accessible on the Investor Relations page of the company website www.amwater.com, or www.virtualshareholdermeeting.com/awk - your unique Control Number gives you entry access to both VSM and Forum. The Forum is a virtual meeting place and a dedicated site for investors to voice their opinions on the proposals to be considered at the 2012 Annual Meeting, participate in a survey that will provide management with your feedback on company performance, and provide you with an opportunity to ask questions for consideration during or promptly after the 2012 Annual Meeting.

Also, the Forum gives you access to the online Virtual Annual Meeting, so that you can listen to the Chairman’s report, hear the President’s address and listen to questions and answers. Appropriate questions submitted ahead of time online but not answered during the meeting will be addressed within the next business day following the meeting. Making use of today’s technology is part of our drive for fuller transparency and greater engagement with our stockholders, and underscores our commitment to sustainability.

VOTE!

If your shares are held through accounts with your broker, the broker will not be able to vote your shares on important matters, such as the election of directors, unless you provide voting instructions. Make sure every vote is counted - PROVIDE VOTING INSTRUCTIONS TO YOUR BROKER in advance of the meeting, and attend the meeting in person or online.

Mobile ProxyVote is a new convenient way for our stockholders to vote.

There is no software to download, no fee. Stockholders can access ProxyVote.com, the voting site from their mobile device, and cast their votes. Please read the proxy statement before voting.

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com. You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com.

Your InvestorDelivery Enrollment Number is:

M012345678901

There are no charges for this service. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Please do not send any e-mail to ID@ProxyVote.com. Please REPLY to this email with any comments or questions about ProxyVote.com.

(Include the original text and Subject line of the message for identification purposes.)

AOL Users, please highlight the entire message before clicking reply.

The mission of American Water is to communicate with transparency and integrity. We strive to be an invaluable resource of open information for our investors and analysts.

As always we are committed to you, our stockholder and we look forward to establishing a meaningful dialogue with you.

Submit a Pre-Meeting Question for the Annual Meeting

If you would like to ask a question in advance of the meeting, please submit it here. We appreciate your input and look forward to hearing from you. We will do our best to address your questions during our annual meeting.

Stockholder Survey

We would like to learn more about our stockholders. Please complete the survey below and view the results real-time.

PLAY AUDIO

A message from

Jeff Sterba

President and Chief Executive Officer

Please

VOTE

Your Shares

voting is very important for you’ investment

1. As a stockholder of American Water, what excites you most about the company?

© Leadership in the industry

© Regulated Businesses

© Market-Based operations

(r) Marketing and branding initiatives

Leadership in Corporate Social Responsibility

Other, please specify

2. Which financial metrics and business measures influenced your decision to invest in American Water?

Seasoned management team

Clearly stated business strategy

Dividend Policy and Potential for Dividend Growth

Potential to earn a return on investment

Corporate governance policies

Other, please specify

[ 1

3. Our business is impacted by a number of key drivers. Which of the following would you like to hear management discuss at the annual meeting. If you have other suggestions, please submit in the Pre Meeting Question block above:

© Aging U.S. water infrastructure

© Capitalized IT expenses for business transformation

© Understanding the Rate case process

© Impact of weather on our business

© Return on Equity

© Capital Expenditure projections for needed infrastructure investments

© Corporate Social Responsibility

r Acquisition Strategy

© Portfolio Optimization

© Other, please specify

4. How would you rate the company’s website as an effective source of information?

© Provides timely information I need to make investment decisions

Easy to navigate

In-depth source of relevant information relating to the water industry Would like to see other information (Other, please specify)

5. Please tell us which of the following you consider important in maintaining your investment in American Water?

© Quarterly dividend

© Stock price

© Liquidity of stock (ability to sell)

© Profitability of business

© Serving customers needs

Q Corporate Social Responsibility and supporting community interests Other, please specify

6. What do you see as the number one topic you would like investor relations to address at an upcoming meeting or quarterly conference call?

Growth opportunities including acquisition strategy and/or public private partnerships Q Cause of, and American Waters solution for declining water sales

Cost containment efforts through operational efficiencies

American Waters commitment to the environment and its local communities

Other, please specify

flAmerican Water amwater

amwater Happy #WorldWaterDay! Learn more about this international celebration of freshwater with Dr. Water! facebook.com/notes/american.

6 days ago. reply. retweet .favorite

amwater Save blue so that you can be green on St. Patrick’s Day! facebook.com/notes/american.

12 days ago. reply ..retweet. favorite

amwater American Water Joins EPA’s WaterSense in Promoting “Fix a Leak Week,” March 12-18

pr.amwater.com/PressReleases/.

15 days ago. repIy .retweet. favorite

amwater How will climate change impact the future of our water supply? facebook.com/note.php?note_.

18 cays ago. reply. retweet. favoriite

Join the conversation

Investor Relations

Events

Financial News

7. Do you have any other concerns/issues regarding American Water that have not already been addressed?

Q Other, please specify

Stock Information

Corporate Governance

Stockholder Rights

8. Please check your response to the following a. American Waters senior management team is highly experienced

Agree

Disagree

C) No Opinion

b. American Water communicates with transparency

© Agree

© Disagree

© No Opinion

c. American Water provides frequent and adequate business updates

© Agree

© Disagree

© No Opinion

d. American Water Investor Relations is responsive to your requests

© Agree

© Disagree

No Opinion

Individual Investors

Go Green

Click here to register for

e-delivery of your investor matrials

Attend our 2012 Annual Meeting of Stockholders

In order for us to reach a greater number of stockholders, we are offering online access to the 2012 annual meeting of our stockholders where you will be able to vote electronically, hear the board and management address our investors and answer questions.

Submit your own question before the meeting now, here on the Forum.

Location:

virtualshareholdermeeting.com/awk2012

Date: May 11, 2012

Time: 10:00 AM EST

Attend Meeting

Stockholder Materials

Letter from the Chairman

2012 Proxy Statement

2011 Annual Report on Form 10-K

Institutional Investor Presentation

Dividend History

Interactive Annual Report

Contact American Water IR

Submit I

CEO Script for 2-22-12 Audio Recording AMER0672_AR_Shareholder Letter_ FINAL for Audio Recording

Hello — I’m Jeff Sterba, President and Chief Executive Officer of American Water

It is with great pleasure that American Water is sharing with you another solid year of measurable results. In 2011, American Water celebrated its 125th Anniversary and while we took time to reflect on our long history, we were keenly focused on our future. A company does not thrive for more than a century if it does not continuously look to improve.

This commitment to continuous improvement can be seen in the solid year-over-year increases we achieved in revenue, net income and earnings per share. It is also demonstrated by the continuation of consecutive dividend payments to our stockholders, which have increased 5 percent yearly since our 2008 IPO, and by delivering a total shareholder return of more than 30 percent for 2011.

Our commitment to continuous improvement in all facets of our business is what drove our success in 2011 and will continue to drive results in 2012. This commitment is reflected in our efforts to enhance how and where we work. During the past two years, we have been proactively implementing initiatives to optimize our

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CEO Script for 2-22-12 Audio Recording AMER0672_AR_Shareholder Letter_ FINAL for Audio Recording

portfolio of businesses and to ensure we’re operating in areas where we can best serve customers, meet business objectives and create value for our stockholders. This includes expanding in Missouri and New York, while divesting of regulated operations in Arizona, New Mexico and Ohio. Like our growth in Missouri, expanding in New York allows us to capitalize on economies of scale and provides a platform for growth in areas north of New York City. It also makes us the largest investor-owned water utility in that state. In our Market-Based operations, we continued to expand the offerings in our Homeowner Services business and look for opportunities to increase our contracts with the military. We also divested smaller wastewater contracts that really did not add value to our overall portfolio of businesses.

Our commitment to increased excellence is demonstrated by our continued investment in aging infrastructure, approximately $925 million in 2011, to help us ensure the quality and reliability of the service we provide is up to what our customers expect. Several major reports were released in 2011 detailing what this country faces when it comes to addressing water and wastewater system challenges. American Water has taken a lead position not only in trying to raise awareness of this issue, but in

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CEO Script for 2-22-12 Audio Recording AMER0672_AR_Shareholder Letter_ FINAL for Audio Recording

working with our regulators to find the best way to address these and other challenges like declining residential usage. Our goal is always to balance the need for making investments and receiving timely recovery of those expenditures while taking customer impact into account. Working with our regulators to allow surcharges and other recovery mechanisms that expedite needed investments helps us avoid larger rate requests down the road. American Water also continues to help troubled water systems located near our regulated footprint as well as explore other opportunities to partner with communities facing serious water and wastewater challenges.

Our focus on how we work has also driven innovation at American Water. We introduced industry-leading innovations that range from “smarter” energy management to inventing a more sustainable wastewater treatment method. American Water is the first U.S. water utility to use Smart Grid® technology, which innovatively manages the way our treatment plants and pumps use electrical power. A successful pilot program in Pennsylvania offset 2 to 3 percent of the site’s total energy bill and has led to opportunities at other large treatment facilities throughout our footprint. In 2011, American Water was also awarded a U.S. patent for a

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CEO Script for 2-22-12 Audio Recording AMER0672_AR_Shareholder Letter_ FINAL for Audio Recording

more affordable and sustainable method to remove nutrients from wastewater. The new patented process creates savings in both energy — about 50 per cent —and chemicals.

We began 2011 by celebrating our past, but our efforts and energy were clearly directed towards our future. We are excited about what we know we can achieve and hope that you are too.

Thank you for your interest in American Water.

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